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     BDO            BDO  Dunwoody  LLP         600  Park  Place
                    Chartered  Accountants     666  Burrard  Street
                                               Vancouver, BC, Canada V6C 2X8
                                               Telephone:  (604) 688-5421
                                               Telefax:  (604)  688-5132
                                               E-mail:  vancouver@bdo.ca
                                               www.bdo.ca

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                                               Independent  Auditors'  Consent
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Board  of  Directors
Turbodyne  Technologies,  Inc.


We consent to the use of our report dated March 30, 2002 with respect to the Consolidated Balance Sheet of Turbodyne Technologies, Inc. and subsidiaries as at December 31, 2001 and the related Consolidated Statements of Operations, Shareholders' Equity (Deficiency) and Cash Flows for the year then ended, incorporated by reference.

Our report, dated March 30, 2002, contains an explanatory paragraph that states that the Company has suffered net losses in each of the last three years, is subject to numerous lawsuits, including those brought against it by shareholders, and based on projected cash flows for the ensuring year the Company will require additional equity or debt financing in order to continue its present operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/  BDO  Dunwoody  LLP


Vancouver,  British  Columbia
December  13,  2002


   BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario